Exhibit 10.31
EXECUTIVE EMPLOYMENT AGREEMENT (without term period)
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective (Date), by and between (NAME) (“Executive”) and (Company Name), a [State] corporation (“Company”).
1.	EMPLOYMENT. In consideration of the terms and commitments contained in this agreement, Executive agrees to and acknowledges the following:

2.	DUTIES, RESPONSIBILITIES AND TITLE. Executive shall assume and perform such duties, functions and responsibilities relating to Executive’s employment with Company as may be assigned from time to time by the Company. Executive’s title shall be (Title) of Company, subject to modification as determined by the Company’s Chief Executive Officer (“CEO”).

3.	COMPENSATION. Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, a base salary. Employee will also be eligible for short-term incentive awards pursuant to the terms of the Performance Incentive Program or any applicable successor plan (“Bonus”) [optional: or other bonus program], and eligible to receive awards under the 2006 Equity Incentive Plan, as amended and restated, or any applicable successor plan and for such perquisites as are from time to time received by similarly situated executives.

4.	COMPLIANCE WITH LAWS AND POLICIES. Executive shall dedicate his/her full business time and attention to the performance of duties hereunder, perform his/her duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of his/her responsibilities, all ethical rules, ABM’s Code of Business Conduct and Ethics, ABM’s Recoupment Policy as well as any and all of policies, procedures and instructions of Company and ABM.

5.	RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential Severance Benefits, continued employment provided by Company, as well as the access Company will provide Executive to its Confidential Information, as defined below, and current and prospective customers, all as necessary for the performance of Executive’s duties hereunder, Executive hereby agrees to the following during his/her employment and thereafter as provided:
5.1	CONFIDENTIAL INFORMATION DEFINED. Confidential Information includes but is not limited to (i) Company and its subsidiary companies’ trade secrets, know-how, ideas, applications, systems, processes and other confidential information which is not generally known to and/or readily ascertainable through proper means by the general public; (ii) plans for business development, marketing, business plans and strategies, budgets and financial statements of any kind, costs and suppliers, including methods, policies, procedures, practices, devices and other means used by Company and its subsidiaries in the operation of its business, pricing plans and strategies, as well as information about Company and affiliated entity pricing structures and fees, unpublished financial information, contract provisions, training materials, profit margins and bid information; (iii) information regarding the skills, abilities, performance and compensation of other employees of the Company or its subsidiaries, or of the employees of any company that contracts to provide services to the Company or its subsidiaries; (iv) information of third parties to which Executive had access by virtue of Executive’s employment, including, but not limited to information on customers, prospective customers, and/or vendors, including current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering the entry or entering into agreements for those services, and/or products provided by Company and its subsidiaries; customer leads or referrals; customer preferences, needs, and requirements (including customer likes and dislikes, as well as supply and staffing requirements) and the manner in which they have been met by Company or its subsidiaries; customer billing procedures, credit limits and payment practices,; and customer information with respect to contract and relationship terms and conditions, pricing, costs, profits, sales, markets, plans for future business and other development; purchasing techniques; supplier lists; (v) information contained in Company’s LCMS database, JDE , LMS or similar systems; (vii) any and all information related to past, current or future acquisitions between Company or Company-affiliated entities including information used or relied upon for said acquisition (“Confidential Information.”)

5.2	NON-DISCLOSURE. Company and Executive acknowledge and agree that Company has invested significant effort, time and expense to develop its Confidential Information. Except in the proper performance of this Agreement, Executive agrees to hold all Confidential Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Confidential Information which was obtained directly or indirectly by Executive from, or for, Company or its subsidiaries or by virtue of Executive’s employment. This Confidential Information has unique value to the Company and its subsidiaries, is not generally known or readily available by proper means to their competitors or the general public, and could only be developed by others after investing significant effort, time, and expense. Executive understands that Company or its subsidiaries would not make such Confidential Information available to Executive unless Company was assured that all such Confidential Information will be held in trust and confidence in accordance with this Agreement and applicable law. Executive hereby acknowledges and agrees to use this Confidential Information solely for the benefit of Company and its affiliated entities.

5.3	NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with Company, Executive will come into contact with employees of Company and affiliated-entities, develop relationships with and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such employees will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by Company and for a period of one year following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any employee to terminate employment with Company or any other Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other employers or their agents, recruiting or staffing firms, or other third parties the Company employee(s) who have specialized knowledge concerning Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other employers or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still employed by Company or any other Company-affiliated entity; and (iii) providing such information to prospective employers or their agents, recruiting or staffing firms, or other third parties preceding possible employment.

5.4	NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that Company and its subsidiaries have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that he or she would not have been privy to these relationships were it not for Executive’s employment by Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage Company and potentially cause Company great and irreparable harm. Consequently, Executive covenants and agrees that during and for one year following the termination of Executive’s employment with Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than the Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity. In addition, Executive agrees that at all times after the voluntary or involuntary termination of Executive’s employment, Executive shall not attempt to seek, seek, attempt to solicit, solicit, or accept work from of any customer or active customer prospect of Company or any other Company-affiliated entity through the direct or indirect use of any Confidential Information or by any other unfair or unlawful business practice.

5.5	POST EMPLOYMENT COMPETITION. Executive agrees that while employed by Company and for a period of twelve months following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not work, perform services for, or engage in any business, enterprise, or operation that calls for, requires, or contemplates Executive providing any work, services, or effort that (i) requires Executive to provide any work, service, or effort that could or would require the application, disclosure, reliance, or use of the Confidential Information or other legitimate business interest, including relationships, of Company for any third-party, or (ii) is substantially similar to those services or work Executive performed on the Company’s behalf which compete directly or indirectly with the Company or any Company-affiliated entity of which Executive had information or knowledge by providing goods, products, or services that are the same or substantially similar to those provided by Company in the twelve month period preceding the effective date of Executive’s termination of employment. The Executive acknowledges that the Company and its subsidiaries are engaged in business in various states throughout the U.S. Accordingly, and in view of the nature of Executive’s nationwide position and responsibilities, Executive agrees that the provisions of this Section’s restrictions shall be applicable to Executive in each state and each foreign country in which the Executive performed work, services, or engaged in business activity on behalf of the Company or Executive was provided confidential or proprietary information regarding the Company’s business activities in those areas within the twelve-month period preceding the effective date of Executive’s termination of employment. This Section 5.5 shall not apply if the State of Employment is California.

5.6	NON-DISPARAGEMENT. During Executive’s employment with Company and thereafter, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past and present officers, directors and employees.

5.7	COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of an Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against the Company or a Company-affiliated entity unless required by law. In performing the tasks outlined in this Section 5.7, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify the Company immediately in the event there is a request for information or inquiry pertaining to the Company, any Company-affiliated entity, or Executive’s knowledge of or employment with the Company. In performing responsibilities under this Section, Executive shall be compensated for Executive’s time at an hourly rate of $250 per hour. However, during any period in which Executive is an employee of ABM or during the severance period, Executive shall not be so compensated.

5.8	REMEDIES AND DAMAGES. The parties agree that compliance with Sections 5.1 — 5.7 of the Agreement is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of this Section will result in irreparable and continuing harm to Company, for which monetary damages will not provide adequate relief. Accordingly, in the event of any actual or threatened breach of any covenant or promise made by Executive in Section 5, Company and Executive agree that Company shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

5.9	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.	TERMINATION OF EMPLOYMENT.
6.1	TERMINATION. Company may terminate Executive’s employment at any time, for any reason, with or without notice, and with or without Cause. “Cause” means the occurrence of one of the following: (i) Executive’s serious misconduct, dishonesty, disloyalty, or insubordination; (ii) Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) drug or alcohol abuse that has a material or potentially material effect on the Company’s reputation and/or on the performance of Executive’s duties and responsibilities under this Agreement; (iv) Executive’s failure to substantially perform Executive’s duties and responsibilities under this Agreement for reasons other than death or Disability, as defined below; (v) Executive’s repeated inattention to duty for reasons other than death or Disability; and (vi) any other material breach of this Agreement by Executive. In the event of a termination following the [for all employees employed by a Subsidiary company, insert good faith determination of Cause by the Board of Directors of the Subsidiary company (“Board”) in this space; for employees of ABM, except for Section 16 officers, insert CEO’s good faith determination of Cause] Executive shall not be eligible for a prorated Bonus, or any Severance Benefits, as defined below in Section 6.2.

6.2	SEVERANCE BENEFITS. In the event Executive is involuntarily terminated in the absence of a good faith determination of Cause by the Board for reasons other than Disability or death, Executive shall be offered severance pay and other benefits in accordance with the ABM Severance Policy in effect at the time of such termination (“Severance Benefits”). Executive shall be required to execute, without exercising any right of revocation, a full release of all claims within 21 days following termination of employment in order to be eligible for Severance Benefits.

6.3	EXCESS PARACHUTE PAYMENTS. Subject to a Severance Agreement between Executive and the Company approved by the Board of Directors or the Compensation Committee of ABM Industries Incorporated, if any amount or benefit to be paid or provided under the ABM Severance Policy, an equity award, and/or any other agreement between Executive and the Company would be an Excess Parachute Payment but for the application of this sentence, then the payments and benefits to be paid or provided under the Severance Program, equity award(s), and/or any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an amount determined on an after-tax basis, taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes (the “After-Tax Amount”) less than 90% of the After-Tax Amount of the severance payments he or she would have received under the Company’s Severance Policy or under any other agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 8 hereof for purposes of determining the amount, if any, of the “excess parachute payment” as defined in Section 280G of the Code, will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The determination of whether any reduction in Severance Benefits, equity award(s) and/or any other agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants selected by Company or the Company’s benefits consultant. The determination of whether any reduction in Severance Benefits, an equity award or any other agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants selected by Company or the Company’s benefits consultant. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights of Executive under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this paragraph, Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph. The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this paragraph, the Company may effect such reduction in any manner it deems appropriate. The term “Excess Parachute Payment” as used in this paragraph means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute.

6.4	VOLUNTARY TERMINATION BY EXECUTIVE. At any time, Executive may terminate employment hereunder by giving Company 60 days prior written notice. Executive may terminate employment upon such shorter period of notice as may be reasonable under the circumstances. For a voluntary termination for reasons other than the Executive’s Disability, Executive will not receive any prorated Bonus. Executive shall not be eligible for any Severance Benefits in the event of his/her resignation. Company reserves the right to relieve Executive of his/her duties at the Company’s discretion following notice of Executive’s intent to resign.

6.5	DISABILITY OR DEATH. Employment hereunder shall automatically terminate upon the death of Executive and may be terminated at the Company’s discretion as a result of Executive’s Disability. “Disability” means Executive’s substantial inability to perform Executive’s essential duties and responsibilities under this Agreement for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, injury or impairment, all as determined in good faith by the Company. Upon termination due to death or Disability, Company shall pay when due to Executive, or, upon death, Executive’s designated beneficiary or estate, as applicable, any and all previously earned, but as yet unpaid, salary and reimbursement of business expenses which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Disability or death occurs. In the event of termination due to death or Disability, Company shall pay to Executive, or, in the event of death, to Executive’s designated beneficiary or estate, as applicable, a prorated Bonus based on the length of performance in the applicable performance period prior to Disability or death. Any prorated Bonus payable under this paragraph shall be paid at the end of the applicable performance period when such payments are made to other participants and in accordance with the terms of the applicable plan or program. Executive shall not be eligible for any Severance Benefits in the event of a separation from employment due to Executive’s death or Disability.

6.6	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of Company and of any Company subsidiaries or affiliates, including any LLCs or joint ventures, as applicable. At Company’s request, Executive also agrees to resign from the board of any Taft-Hartley trust fund joined during his/her employment with Company. Executive shall promptly return and release all Company property and Confidential Information, in all forms, in Executive’s possession to Company. Company shall pay Executive when due any and all previously earned, but as yet unpaid, salary and reimbursement of business expenses submitted in accordance with Company policy as in effect

6.7	WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any Severance Benefits otherwise due to Executive and from any other funds held for Executive’s benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of any underlying dispute.
7.	GENERAL PROVISIONS.
7.1	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment, which, for purposes of this Agreement, shall mean the state where Executive is regularly and customarily employed and where Executive’s primary office is located.

7.2	NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

7.3	SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be either automatically deemed so narrowly drawn, or any court of competent jurisdiction is hereby expressly authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.4	SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Sections 5.1 — 5.6 of this Agreement, shall remain in full force and effect after the termination of this Agreement.

7.5	REPRESENTATIONS BY EXECUTIVE. Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if Executive chooses to do so. Executive understands and agrees that Executive’s employment with the Company is at-will and that nothing in this Agreement is intended to create a contract of employment for any fixed or definite term. Executive understands he/she is also now eligible for Severance Benefits to which Executive was not previously entitled and acknowledges the value of such benefits. Executive also represents that he/she will not make any unauthorized use of any confidential or Proprietary Information of any third party in the performance of his/her duties under this Agreement and that Executive is under no obligation to any prior employer or other entity that would preclude or interfere with the full and good faith performance of Executive’s obligations hereunder.

7.6	ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.

7.6.a	NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

7.6.b	OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date of this Agreement. However, it is expressly understood that, notwithstanding any provision to the contrary contained in this Agreement (whether explicit or implicit), the terms and restrictions set forth in any Asset Purchase Agreement, Merger Agreement or Stock Purchase Agreement or any agreements ancillary thereto, entered into by and between Executive and any ABM-affiliated entity setting forth Executive’s duties under a Covenant Not To Compete in connection with the sale of such assets, shall remain in full force and effect during employment and thereafter.

7.6.c	AMENDMENTS. This Agreement may not be amended except in a writing approved by the CEO and signed by the Executive and the President or Chief Executive of Company.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above.

Executive:	(Executive Name)

Signature:

Date:

Company:	(Legal Company Name)

Signature:

Title:

Date:

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